SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 16, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609	PG&E Corporation	California	94-3234914
333-66032	PG&E National Energy Group, Inc.	Delaware	94-3316236
PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105	PG&E National Energy Group, Inc. 7600 Wisconsin Avenue Bethesda, Maryland 20814

(Address of principal executive offices) (Zip Code)

PG&E Corporation (415) 267-7000		PG&E National Energy Group, Inc. (301) 280-6800

(Registrant's telephone number, including area code)

Item 5. Other Events

As of June 8, 2003, certain subsidiaries of PG&E Corporation’s subsidiary, PG&E National Energy Group, Inc. (PG&E NEG) entered into amendments to existing agreements with the lenders for each of the Lake Road and La Paloma generating projects under which the lenders agreed to extend the date by which each of the projects were required to be transferred to the lenders or their designees from June 9, 2003 to September 30, 2003.

As previously disclosed, these existing agreements, entered into as of December 4, 2002, provided, among other things, that it was a default under the agreements if PG&E NEG and certain of its subsidiaries did not transfer the right, title and interest in, to and under the Lake Road and La Paloma projects to their lenders or the lenders’ designees on or before June 9, 2003.

Additionally, in consideration of the lenders’ waiver of various defaults and additional funding of the La Paloma project, PG&E NEG previously had agreed to cooperate, and to cause its subsidiaries to cooperate, with any reasonable proposal regarding disposition of the ownership interests in and/or assets of the La Paloma project, on terms and conditions satisfactory to the lenders in their sole discretion.

The failure to transfer the Lake Road and La Paloma facilities by September 30, 2003 would result in a default, giving the lenders the ability to foreclose on the facilities.  Also, as previously disclosed, PG&E NEG has guaranteed the repayment of a portion of the Lake Road and La Paloma project subsidiary debt in the approximate amounts of $230 million for Lake Road and $375 million for La Paloma, which amounts represent the subsidiaries’ equity contributions in the projects.  The requirement to pay these equity contributions will remain an obligation of PG&E NEG that would survive the transfer of the projects.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PG&E NATIONAL ENERGY GROUP, INC.
By: THOMAS E. LEGRO

THOMAS E. LEGRO Vice President, Controller and Chief Accounting Officer

Date:  June 16, 2003